UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	October 2, 2014

First Security Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee

(State or Other Jurisdiction of Incorporation)

000-49747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On October 7, 2014, First Security Group, Inc. (the "Company") announced the termination of the written agreement, dated September 7, 2010 (the "Written Agreement"), by and between the Company and the Federal Reserve Bank of Atlanta (the "Federal Reserve"). The termination of the Written Agreement was effective October 2, 2014.

Under the terms of the Written Agreement, the Company was required to, among other things: (i) serve as a source of strength to FSGBank, National Association, its wholly owned subsidiary bank ("FSGBank"); (ii) refrain from declaring or paying any dividend, or taking dividends or other payments representing a reduction in FSGBank's capital; (iii) refrain from incurring, increasing or guaranteeing any debt, directly or indirectly; (iv) submit to the Federal Reserve a written plan to maintain sufficient capital at the Company on a consolidated basis; (v) comply with certain regulatory notice provisions pertaining to the appointment of any new director or senior executive officer, or the changing of responsibilities of any senior executive officer; and (vi) comply with certain regulatory restrictions on indemnification and severance payments. The Company was also required to submit certain reports to the Federal Reserve with respect to the foregoing requirements. The above description of the Written Agreement is qualified in all respects by reference to the actual language of the Written Agreement, which was originally filed as Exhibit 10.1 to a Current Report on Form 8-K on September 14, 2010.

While the Written Agreement has been terminated, the Company expects that it will continue to seek approval from the Federal Reserve prior to paying any dividends on its capital stock and incurring any additional indebtedness.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.
Dated:    October 7, 2014

By:	/s/ John R. Haddock
Name:	John R. Haddock
Title:	Executive Vice President and Chief Financial Officer